UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2012

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Dynasil Corporation of America

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(Exact name of registrant as specified in its charter)

Delaware 000-27503 22-1734088

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(State or other Commission (IRS Employer

jurisdiction of incorporation) File Number) Identification No.)

44 Hunt Street, Watertown, MA 02472

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(Address of principal executive offices)

(617)-668-6855

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(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.

As previously disclosed, the former owners of RMD Instruments, LLC, which the Company acquired in 2008 for a combination of cash and shares of Dynasil common stock, have the right to require the Company to repurchase up to 1,000,000 shares of Dynasil common stock issued to them as partial consideration for the transaction at a repurchase price of $2.00 per share (the "Put Right"). This $2,000,000 has been recorded on our balance sheet as ‘Temporary Equity’. The Put Right expires on July 1, 2012.

On February 27, 2012, Dr. Gerald Entine, a former owner of RMD Instruments, LLC, exercised this Put Right for a total of 928,773 shares of Dynasil common stock, which will require the payment by Dynasil of $1,857,546. In accordance with the terms of the Put Right, Dynasil must pay the purchase price within 90 days of receipt of the notice of exercise of the Put Right, and may pay for the shares in cash, with a promissory note or with a combination of cash and a promissory note. Any such consideration subject to the note would be amortized over a 3-year period to maturity and shall bear interest at the greater of (x) 10% or (y) the prime interest rate published by the Wall Street Journal on the closing date, plus 5%. Dr. Entine was previously a member of the Company’s board of directors until his retirement from the board effective as of the Company’s 2012 Annual Meeting of Stockholders.

There are an additional 71,227 shares of common stock outstanding that are subject to the Put Right, which could require additional payments by the Company if exercised, at the same $2 per share purchase price. The Put Right with respect to these additional shares will expire on July 1, 2012.

As of December 31, 2011, the Company has cash and cash equivalents of approximately $2.7 million. In addition, the Company has available liquidity under its $3,000,000 working capital line of credit facility with Sovereign/Santander Bank, subject to compliance with applicable financial covenants. The working line of credit facility currently expires on July 7, 2012 and the Company is in discussions with Sovereign/Santander Bank to extend the expiration date. However, there can be no assurance that we will be able to extend the credit facility on favorable terms beyond the expiration date, or at all. The Company's working capital line of credit facility permits the repurchase of shares pursuant to the Put Right, either with cash or with a promissory note.

In light of the foregoing and the Company's planned capital expenditures, the Company has not to date made a decision as to how it will fund the purchase of shares and is currently reviewing various funding alternatives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNASIL CORPORATION OF AMERICA

(Registrant)

Date: March 5, 2012	By:	/s/ Steven K. Ruggieri Steven K. Ruggieri President and CEO